EXHIBIT 16

May 16, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 16, 2002, of Crown American Realty Trust filed (to be filed) with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

cc: Mr. Terry L. Stevens, CFO, Crown American Realty Trust

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